FOR IMMEDIATE RELEASE	Contacts:	Media Relations
Tina Barry, (972) 673-7931 Greg Artkop, (972) 673-8470
Investor Relations Aly Noormohamed, (972) 673-6050

DR PEPPER SNAPPLE GROUP RAISES QUARTERLY DIVIDEND 28%
FROM $0.25 TO $0.32 PER COMMON SHARE

Plano, TX, May 18, 2011 – Dr Pepper Snapple Group, Inc. (NYSE: DPS) today announced that its Board of Directors declared a quarterly dividend of $0.32 per share on the company’s common stock – a 28% increase in the dividend rate. The dividend is payable in U.S. dollars on July 8, 2011, to shareholders of record on June 20, 2011.

“We recently celebrated our third year anniversary as a stand-alone public company and this marks our second consecutive annual dividend increase,” said Larry Young, DPS president and CEO. “Today’s action reflects our continued confidence in our business and our desire to provide higher levels of dividend payout to our shareholders over time.”

About Dr Pepper Snapple Group
Dr Pepper Snapple Group, Inc. (NYSE: DPS) is the leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 9 of our 12 leading brands are No. 1 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes Sunkist soda, 7UP, A&W, Canada Dry, Crush, Mott’s, Squirt, Hawaiian Punch, Peñafiel, Clamato, Schweppes, Venom Energy, Rose’s and Mr & Mrs T mixers. To learn more about our iconic brands and Plano, Texas-based company, please visit www.drpeppersnapple.com.

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